UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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 Q1’23 Earnings presentation  February 8, 2023  ©Disney

 Forward-Looking Statements  Certain statements in this presentation may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business or financial prospects, trends or outlook; business plans; demand pipeline; financial or performance estimates or expectations (including estimated operating income, operating results, programming and production costs and content expenditures, capital expenditures, profitability and any guidance); organizational structure and leadership decisions; future subscriber levels; estimates of the financial impact of certain items, accounting treatment, events or circumstances; anticipated demand, timing, availability, pricing, utilization or nature of our offerings (including policies governing our products and services, experiences and business openings and cadence, content within and value of our products and services and content releases and distribution channel); business recovery; capital allocation, including dividends payments; impacts of COVID-19; consumer sentiment, experience, behavior or demand; expected growth and drivers of performance or growth; cost reductions and source; productivity gains; available efficiencies; strategies and strategic priorities; value and longevity of our intellectual property, including franchises; direct-to-consumer expansion and changes to subscription offerings; and other statements that are not historical in nature. Any information that is not historical in nature included in this presentation is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.  Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions) or other business decisions, as well as from developments beyond the Company’s control, including:  further deterioration in domestic and global economic conditions;  deterioration in or pressures from competitive conditions, including competition to create or acquire content and competition for talent;  consumer preferences and acceptance of our content, offerings, pricing model and price increases and the market for advertising sales on our DTC services and linear networks;  health concerns and their impact on our businesses and productions;  international, regulatory, political, legal, or military developments;  technological developments;  labor markets and activities;  adverse weather conditions or natural disasters; and  availability of content.  Each such risk includes the current and future impacts of, and may be amplified by, COVID-19 and related mitigation efforts.  Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):  our operations, business plans or profitability;  demand for our products and services;  the performance of the Company’s content;  our ability to create or obtain desirable content at or under the value we assign the content;  the advertising market for programming;  income tax expense; and  performance of some or all Company businesses either directly or through their impact on those who distribute our products.  Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission (SEC).  The terms “Company,” “Disney,” “we,” and “our” are used above and in this presentation to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

 Additional Information  Additional Information and Where to Find it  Disney has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Disney’s 2023 Annual Meeting of Shareholders. This communication is not a substitute for any proxy statement or other document that Disney has filed or may file with the SEC in connection with any solicitation by Disney.   INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY DISNEY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Disney free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Disney are also available free of charge by accessing Disney’s website at www.thewaltdisneycompany.com.  Participants  This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Disney, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Disney. Information about Disney’s executive officers and directors is available in Disney’s definitive proxy statement for its 2023 Annual Meeting, which was filed with the SEC on February 6, 2023. To the extent holdings by our directors and executive officers of Disney securities reported in the proxy statement for the 2023 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

 The Board and Management   are Executing our Strategic Plan to Create Sustainable Shareholder Value

 100 years of unparalleled storytelling and innovation  Talented, resilient and dedicated Cast Members and employees focused on our guests and consumers  Unique ability to distribute and monetize our franchises across our platforms and businesses  Cherished intellectual property and beloved characters for all ages  Unmatched longevity of our core franchises  Creative excellence is, and always will be, central to who we are

 Proactively Executing on Key Strategic Priorities  Implementing cost reductions and streamlining organizational structure to enhance productivity  Working towards achieving both sustained growth and profitability in our DTC business  Improving the guest experience at our parks by providing more value and flexibility  Primarily focusing on and significantly investing in our core brands and franchises  Leveraging our platforms to reach larger audiences and optimize the value of our content  Reorganizing leadership structure to put more decision-making back in the hands of creative teams

 Strategic Reorganization Designed to Optimize   Future Growth, Profitability and Value Creation  Alan Bergman  & Dana Walden  The Company’s full portfolio of entertainment media and content businesses globally, including Disney+ and Hulu  Jimmy Pitaro  ESPN networks, ESPN+, and   our international sports channels  Josh D’Amaro  Our theme parks, resort destinations, and cruise line, as well as Disney’s consumer products, games and publishing businesses  Disney Parks,   Experiences and Products  ESPN  Disney Entertainment  Reorganizing Disney to be driven by creativity, rooted in accountability and coordination and committed to efficiency  Three core business units headed by experienced leaders who will have operational control and financial responsibility for what they create and deliver  These organizational changes are effective immediately, and we will begin financial reporting under the new business structure by the end of the fiscal year

 Targeting $5.5 Billion of Cost Savings  We expect to reduce annualized non-content-related expenses (SG&A and other operating costs) by approximately $2.5 billion  ~$1 billion of savings is included in our projections that fiscal 2023 segment operating income should grow in the high single digit percentage range  Remaining is incremental, which we expect will fully materialize by the end of FY24  We are also targeting ~$3 billion of annualized savings in non-sports related content spend, which we expect to realize over the next few years  Total Cost Savings  (In Billions)  Incremental SG&A and Other Operating Cost Savings  SG&A and Other Operating Cost Savings included in FY23 Outlook  Target Savings on Produced and Licensed Content Spend (excluding Sports)  Breakdown of $2.5 billion SG&A and Other   Operating Cost Savings  The reorganization will result in a more cost-effective, coordinated and streamlined company and we are committed to running our businesses more efficiently to enhance profitability  ~$2.5  ~50% Marketing  ~30% Labor  ~20% Other  Note: Cost savings are not adjusted for inflation and do not reflect the cost incurred to achieve such cost savings

 ARPU(1)  Subscribers  Operating Efficiencies  Pricing and Advertising  Optimize pricing and grow advertising revenue through enhancements and increased inventory  Drive Returns on Content  Focus on our core franchises, aggressively curate general entertainment, and evaluate / rationalize spend  Grow Global Subscribers  Future subscriber growth will be driven by the cadence and prominence of our content releases and growth in existing markets  Content Focus  Streamline Operations  Drive efficiencies in marketing, labor and technology, resulting in a more cost-effective, coordinated and streamlined organization  Architecting a Durable Streaming Model to Achieve Both Sustained Growth and Profitability   See DTC Product Descriptions and Key Definitions on page 29

We've Built a Strong Parks Business Model that Paves the Way for an Exciting Future

Focused on Delivering a Better Guest Experience

- Using reservation system to manage attendance during peak holiday weeks, to nearly 20% below pre-pandemic levels at our domestic parks, to **improve the guest experience**
- Recently announced changes at Disneyland Resort & Walt Disney World Resort to **increase flexibility** and **add value**[1]:
  - Increased availability of the lowest price tickets
  - More access for annual passholders and Park Hopper tickets
  - Select complimentary digital photo downloads and resort parking

Continue to Bring our Stories and Characters to Life in New Ways

- Investing in exciting **new attractions and experiences** for our theme parks around the world
- Recent / upcoming[2] openings include:
  - **Mickey and Minnie's Runaway Railway** (opened on January 27, 2023) and the transformation of **Mickey's Toontown** at Disneyland
  - **TRON Lightcycle / Run** and **Journey of Water, Inspired by Moana** at Walt Disney World
  - **World of Frozen** at Hong Kong Disneyland
  - **Zootopia-Themed Land** at Shanghai Disney Resort

(1) Details of the changes by location can be found on page 22
(2) A more detailed list of upcoming theme park openings and events with dates can be found on page 25

©Disney First Fiscal Quarter Ended December 31, 2022 | 9

 As we continue to prioritize reinvesting into our businesses, we expect fiscal 2023 spend on produced and licensed content, including sports rights, to be in the low $30 billion range  Spend on Produced and Licensed Content  Focusing on and Significantly Investing in our Core Franchises  We continue to invest in our parks and experiences globally and in other capital projects across Disney and expect that total fiscal year 2023 capital expenditures will total ~$6 billion  Capital Expenditures  We are reducing costs by focusing on our broad portfolio of quality franchises and a more curated selection of general entertainment, and then maximizing this content across our multiple platforms from linear and theatrical distribution to streaming  Our access to world-class content, traditional distribution channels and direct-to-consumer platforms combined with our parks, experiences and products enhance the fully immersed Disney experience and significantly extend the longevity of our franchises and lifetime value of our content

 Disney has maintained a disciplined and balanced approach to capital allocation  The dividend was an important component of Disney’s Total Shareholder Return during Bob Iger’s first tenure as CEO  Disney made the decision to suspend the dividend in Spring 2020 due to the significant impact of COVID across our businesses  We estimate that we lost billions in cash provided by operations during the global pandemic  Given our recovery from the pandemic, strong balance sheet, and our commitment to cost cutting, we believe we’ll be on track to declare a modest dividend by the end of this calendar year  Optimistic About Our Ability to Declare a Dividend by the End of Calendar Year 2023  Total Shareholder Return(1)Bob Iger as CEO (09/30/05 to 02/25/20)  Dividend  Stock price appreciation  Note: The decision to declare a dividend will be made by the Board and will take into account a number of factors, including the macroeconomic climate and its impacts, if any, on the Company at that time, as well as our outlook for the business  Represents stock price appreciation plus reinvestment of dividends, Source: FactSet

 CEO Succession is a Top Board Priority  Mark Parker named Chairman of the Board in January 2023 to be effective following the Annual Meeting  Leading voice on Disney Board regarding important subjects including engaging and managing creative talent, businesses and executives and pivoting legacy businesses to data-driven, direct-to-consumer models  Strong leader who executed successful CEO transition at NIKE in 2020  The Board has created a Succession Planning Committee, led by Mark Parker, to support the CEO search process:  Implement timetable and key milestones for the CEO search process  Retention and oversight of search firm  Evaluate internal and external candidates  Report to full Board and lead discussion at each regular meeting and engage full Board in review and selection of final candidates  Mary Barra Chair and CEO General Motors Company  Francis deSouzaPresident and CEO Illumina  Calvin McDonaldCEO lululemon athletica  Mark ParkerExecutive Chair and Former CEONIKE  Succession Planning Committee Members

 BUSINESS RESULTS

 Q1 Results for Fiscal 2023  (In Billions, Except Per Share Amounts)  Diluted EPS excluding certain items and total segment operating income are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations and income from continuing operations before income taxes, respectively. See the discussion on pages 27-28 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.   Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.   Revenues  Diluted EPS   excluding certain items(1)  Total Segment   Operating Income(1)  Diluted EPS from continuing operations(2)  Income from Continuing Operations Before Income Taxes

 Recent Business Highlights  Led all studios with the most Academy Award nominations  Including two Best Picture nominations for 20th Century Studios’ Avatar: The Way of Water and Searchlight Pictures’ The Banshees of Inisherin  Marvel’s Black Panther: Wakanda Forever received five Oscar nominations and launched on Disney+ on February 1  Launched Disney+ Basic (With Ads) in the U.S. on December 8  ESPN linear ratings were up 8% overall and 14% in primetime in calendar year 2022  Kicked off the Disney100 anniversary celebration at Disneyland with the opening of Mickey & Minnie’s Runaway Railway and two new nighttime spectaculars, “Wondrous Journeys” and “World of Color – One”  Won a total of nine Golden Globes, more than any other entertainment company  Including for Abbott Elementary, the first broadcast show to win a Golden Globe for best series in nearly a decade  January’s NFC Wild Card game was Disney’s most-watched NFL playoff game on record  Avatar: The Way of Water has become the fourth biggest film of all time globally with close to $2.2 billion earned at the box office to date(1)  As of February 7, 2023

Q1 Media & Entertainment Distribution Results

(In Billions)



Revenues
Linear Networks
Direct-to-Consumer
CSLO
Elimination of Intrasegment Revenues(1)
$7.7
$4.7
$2.4
($0.2)
$7.3
$5.3
$2.5
($0.3)
Q1'22
Q1'23



Operating Income (Loss)
Linear Networks
Direct-to-Consumer
CSLO
$1.5
($0.6)
($0.1)
$1.3
($1.1)
($0.2)
Q1'22
Q1'23

Linear Networks

- Q1 operating income decreased by ~$240 million vs. the prior year as growth at Domestic Channels was more than offset by decreases at International Channels.
- Higher results at Domestic Channels were driven by Cable due to lower programming and production costs (reflecting lower NFL and College Football Playoff rights costs), partially offset by decreases in advertising and affiliate revenue.
- International Channels operating income decreased due to lower advertising revenue, an unfavorable foreign exchange impact and a decrease in affiliate revenue, partially offset by a decrease in programming and production costs.

Direct-to-Consumer

- While revenues increased by 13% vs. the prior year, operating loss increased to $1.1 billion due to a higher loss at Disney+ and a decrease in results at Hulu, partially offset by improved results at ESPN+.

Content Sales / Licensing and Other (CSLO)

- Operating results decreased vs. the prior year by $114 million, as higher theatrical results were more than offset by lower TV/SVOD, higher overhead costs and a decrease in home entertainment operating income.

(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services

©Disney

First Fiscal Quarter Ended December 31, 2022 | 16

 DTC Quarterly Operating Income (Loss)  (In Billions)  Q1 DTC operating losses improved by over $400 million vs. the prior quarter driven by higher revenue and lower SG&A costs, partially offset by higher programming and production costs  Across our DTC services, we meaningfully reduced marketing expenses  Note: All quarters shown include $0.1 billion in Depreciation & Amortization  DTC OI (Loss)  DTC Revenues and Expense Breakdown

Q1 Disney+ Subscribers & ARPU

(Paid Subscribers in Millions and Average Monthly Revenue per Paid Subscriber (ARPU) in USD)

	Q1'22	Q4'22	Q1'23	Q1'23 vs. Q1'22	Q1'23 vs. Q4'22
Disney+ Core Subscribers	84.0	102.9	104.3	+20.3	+1.4
Disney+ Hotstar Subscribers	45.9	61.3	57.5	+11.6	(3.8)
Total Disney+ Subscribers[(1)]	*129.8*	*164.2*	*161.8*	*+32.0*	*(2.4)*
Global ARPU	**$4.41**	**$3.91**	**$3.93**	**($0.48)**	**+$0.02**
Disney+ Core	**$6.33**	**$5.96**	**$5.77**	**($0.56)**	**($0.19)**
Disney+ Hotstar	**$1.03**	**$0.58**	**$0.74**	**($0.29)**	**+$0.16**

Note: See DTC Product Descriptions and Key Definitions on page 29

(1) Total may not equal the sum due to rounding

Disney+ Core

- Disney+ core subscribers increased slightly vs. the prior quarter, in line with our prior guidance.
- Disney+ core ARPU decreased by $0.19 vs. the prior quarter, driven by an unfavorable foreign exchange impact and a higher mix of subscribers to our multi-product offerings, partially offset by a benefit from the recent domestic price increase, which occurred towards the end of the quarter.

Disney+ Hotstar

- Disney+ Hotstar subscribers decreased by 3.8 million vs. the prior quarter.
- Disney+ Hotstar ARPU increased by $0.16 vs. the prior quarter due to higher per-subscriber advertising revenue associated with the ICC T20 World Cup.

©Disney First Fiscal Quarter Ended December 31, 2022 | 18

Q1 Hulu and ESPN+ Subscribers & ARPU

(Paid Subscribers in Millions and Average Monthly Revenue per Paid Subscriber (ARPU) in USD)

hulu Subscribers

	Q1'22	Q4'22	Q1'23	Q1'23 vs. Q1'22	Q1'23 vs. Q4'22
Total Hulu[1]	45.3	47.2	48.0	+2.7	+0.8
LiveTV + SVOD	4.3	4.4	4.5	+0.2	+0.1
SVOD Only	40.9	42.8	43.5	+2.6	+0.7
SVOD Only ARPU	$12.96	$12.23	$12.46	($0.50)	+$0.23
Live TV+SVOD ARPU	$87.01	$86.77	$87.90	+$0.89	+$1.13

ESPN+ Subscribers

	Q1'22	Q4'22	Q1'23	Q1'23 vs. Q1'22	Q1'23 vs. Q4'22
Subscribers	21.3	24.3	24.9	+3.6	+0.6
ARPU	$5.16	$4.84	$5.53	+$0.37	+$0.69

Hulu

- Both subscribers and ARPU grew vs. the prior quarter.
- Hulu SVOD Only ARPU increased by $0.23 vs. the prior quarter due to an increase in retail pricing, partially offset by a higher mix of subscribers to multi-product offerings and lower per-subscriber advertising revenue.
- Hulu Live TV+SVOD ARPU increased by $1.13 vs. the prior quarter due to higher per-subscriber advertising revenue.

ESPN+

- Both subscribers and ARPU grew vs. the prior quarter.
- ESPN+ ARPU increased by $0.69 vs. the prior quarter due to an increase in retail pricing, partially offset by a higher mix of subscribers to multi-product offerings.

Note: See DTC Product Descriptions and Key Definitions on page 29

(1) Total may not equal the sum due to rounding

©Disney
First Fiscal Quarter Ended December 31, 2022 | 19

 Q1 Parks, Experiences & Products Results  (In Billions)  Revenues  International Parks & Experiences   Higher year-over-year results were due to growth at Disneyland Paris and higher royalty revenue from Tokyo Disney Resort, partially offset by a decrease at Shanghai Disney Resort due to COVID-related closures.  Consumer Products  Year-over-year results were roughly comparable.  Domestic Parks & Experiences  Significant revenue and operating income growth vs. prior year was achieved despite purposefully reducing capacity during select peak holiday periods by ~20% vs. pre-pandemic levels, in order to prioritize the guest experience.   Disney Cruise Line was also a meaningful contributor, reflecting higher occupancy, and the Disney Wish generated positive operating income in its first full quarter of operations.  Operating Income  Consumer Products  Int’l Parks & Experiences  Domestic Parks & Experiences  +$1.5 / +21%  Consumer Products  Int’l Parks & Experiences  Domestic Parks & Experiences  +$0.6 / +25%  Note: Total may not equal the sum of the column due to rounding

 Appendix

Recent Changes Announced at Domestic Parks

Disneyland RESORT

- Offering nearly two months-worth of dates for our lowest-priced one-day, one-park ticket in 2023
- Offering more flexibility with our Park Hopper ticket, giving Guests the ability to begin crossing over earlier
- Providing complimentary Disney PhotoPass digital downloads of attraction photos for all ticketed park guests, throughout the *Disney100* celebration
- Making select Magic Key passes available for sale more frequently throughout the year as inventory becomes available

Walt Disney World

- We've announced that we will soon be adding more flexibility for Walt Disney World Annual Passholders to be able to visit the theme parks without a reservation on certain days and times
- We are now once again providing complimentary self-parking for guests staying at our Resort hotels at Walt Disney World
- Guests purchasing Disney Genie+ service will soon start receiving free digital downloads of their Disney PhotoPass attraction photos taken in the park on the day of their purchase

Note: Originally announced on January 10, 2023

©Disney
First Fiscal Quarter Ended December 31, 2022 | 22

 Upcoming Theatrical Releases  (Reflects publicly announced planned releases as of February 8, 2023)  Date  Title  Brand  Feb 17, 2023  Ant-Man and the Wasp: Quantumania  Marvel  Apr 21, 2023  Chevalier  Searchlight  May 5, 2023  Guardians of the Galaxy Vol. 3  Marvel  May 26, 2023  The Little Mermaid  Disney  Jun 2, 2023  The Boogeyman  20th Century  Jun 16, 2023  Elemental  Pixar  Jun 30, 2023  Indiana Jones and the Dial of Destiny  Lucasfilm  Jul 28, 2023  The Marvels  Marvel  Aug 11, 2023  Haunted Mansion  Disney  Sep 15, 2023  A Haunting in Venice  20th Century  Sep 22, 2023  Next Goal Wins  Searchlight

Key Upcoming Disney+ and Hulu Releases

(Reflects publicly announced planned domestic releases as of February 8, 2023; list is not exhaustive)

Date	Title	Brand	Platform	Type
March 1	*The Mandalorian (Season 3)*	Star Wars	Disney+	Scripted Series
March 17	*Bono & The Edge: A Sort of Homecoming with Dave Letterman*	Disney	Disney+	Unscripted Special
March 17	*Boston Strangler*	20th Century Studios	Hulu	Scripted Feature
April 7	*Tiny Beautiful Things*	ABC Signature	Hulu	Limited Series
May 4	*Visions (Season 2)*	Star Wars	Disney+	Scripted Series
May 19	*White Men Can't Jump*	20th Century Studios	Hulu	Scripted Feature
June 9	*Flamin' Hot*	Searchlight Pictures	Hulu	Scripted Feature
Release dates not yet announced; titles listed in alphabetical order	*Ahsoka (Season 1)*	Star Wars	Disney+	Scripted Series
	American Born Chinese (Season 1)	20th Television Studios	Disney+	Scripted Series
	The Bear (Season 2)	FX	Hulu	Scripted Series
	Chang Can Dunk	Disney	Disney+	Scripted Feature
	Great Expectations	FX	Hulu	Scripted Series
	The Kardashians (Season 3)	Disney	Hulu	Unscripted Series
	Loki (Season 2)	Marvel	Disney+	Scripted Series
	Only Murders in the Building (Season 3)	20th Television	Hulu	Scripted Series
	Peter Pan & Wendy	Disney	Disney+	Scripted Feature
	Secret Invasion	Marvel	Disney+	Scripted Series
	Skeleton Crew	Star Wars	Disney+	Scripted Series
	Unprisoned	Onyx Collective	Hulu	Scripted Series
	X-Men '97 (Season 1)	Marvel	Disney+	Scripted Series

©Disney
First Fiscal Quarter Ended December 31, 2022 | 24

Upcoming Theme Park Openings & Events

(Reflects publicly announced planned openings and events as of February 8, 2023; list is not exhaustive)

Date	Attraction / Event	Location
Feb 24, 2023	"Magic Happens" Parade	Disneyland Resort
March 2023	Mickey's Toontown Transformation	Disneyland Resort
Apr 3, 2023	"Happily Ever After" Nighttime Spectacular	Walt Disney World Resort
Apr 3, 2023	"EPCOT Forever" Nighttime Spectacular	Walt Disney World Resort
Apr 4, 2023	TRON Lightcycle / Run	Walt Disney World Resort
Apr 15, 2023	40th Anniversary "Dream-Go-Round"	Tokyo Disney Resort
Summer 2023	"Pixar: We Belong Together" Stage Show	Disneyland Paris
2nd Half of 2023	World of Frozen	Hong Kong Disneyland
Late 2023	Journey of Water, Inspired by Moana	Walt Disney World Resort
2023	Adventureland Treehouse	Disneyland Resort
To Be Announced	Zootopia-Themed Land	Shanghai Disney Resort

Note: Dates provided are based on calendar year

©Disney First Fiscal Quarter Ended December 31, 2022 | 25

 Non-GAAP Financial Measures  This presentation includes diluted EPS excluding certain items and total segment operating income, both of which are important financial measures for the Company, but are not financial measures defined by GAAP.   These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.   Segment Results  The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results. See page 27 for a reconciliation of total segment operating income.  Diluted EPS excluding certain items  The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.   The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.   The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact. See page 28 for a reconciliation of diluted EPS excluding certain items.

 Total Segment Operating Income  (In millions)  Quarter Ended  December 31,   2022  January 1,   2022  Change  Income from continuing operations before income taxes  $ 1,773  $ 1,688  5 %  Add:  Corporate and unallocated shared expenses  280  228  (23) %  Restructuring and impairment charges  69  —  nm  Other expense, net(1)  42  436  90 %  Interest expense, net  300  311  4 %  Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs  579  595  3 %  Total segment operating income  $ 3,043  $ 3,258  (7) %  The following are reconciliations of income from continuing operations before income taxes to total segment operating income:  In the current quarter, other expense, net was due to the DraftKings loss ($70 million), partially offset by a gain on the sale of a business ($28 million). For the prior-year quarter, other expense, net was due to the DraftKings loss ($432 million).

Diluted EPS Excluding Certain Items

(In millions except EPS)

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items:

	Pre-Tax Income/ Loss	Tax Benefit/ Expense[1]	After-Tax Income/ Loss[2]	Diluted EPS[3]	Change vs. prior year period
Quarter Ended December 31, 2022					
As reported	$ 1,773	($ 412)	$ 1,361	0.70	11 %
Exclude:					
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs[4]	579	(135)	444	0.24	
Restructuring and impairment charges[5]	69	(8)	61	0.03	
Other expense, net[6]	42	(16)	26	0.01	
Excluding certain items	**$ 2,463**	**($ 571)**	**$ 1,892**	**$ 0.99**	**(7) %**
Quarter Ended January 1, 2022					
As reported	1,688	(488)	1,200	0.63	
Exclude:					
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs[4]	595	(139)	456	0.24	
Other expense, net[6]	436	(102)	334	0.18	
Excluding certain items	**$ 2,719**	**($ 729)**	**$ 1,990**	**$ 1.06**	

(1) Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2) Before noncontrolling interest share.
(3) Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4) For the current quarter, intangible asset amortization was $417 million, step-up amortization was $159 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $435 million, step-up amortization was $157 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(5) Charges for the current quarter were related to exiting our businesses in Russia.
(6) In the current quarter, other expense, net was due to the DraftKings loss ($70 million), partially offset by a gain on the sale of a business ($28 million). For the prior-year quarter, other expense, net was due to the DraftKings loss ($432 million).

©Disney
First Fiscal Quarter Ended December 31, 2022 | 28

DTC Product Descriptions and Key Definitions  Product offerings  In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.  Paid subscribers  Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.  International Disney+ (excluding Disney+ Hotstar)  International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.  Average Monthly Revenue Per Paid Subscriber (ARPU)  Average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.